SHUTTS & BOWEN LLP
ATTORNEYS AND COUNSELORS AT LAW
(A PARTNERSHIP INCLUDING PROFESSIONAL ASSOCIATIONS)
________________

1500 MIAMI CENTER
201 SOUTH BISCAYNE BOULEVARD
MIAMI, FLORIDA 33131
MIAMI (305) 358-6300
FACSIMILE (305) 381-9982

March 31, 2006

SinoFresh Healthcare, Inc.
516 Paul Morris Drive
Englewood, Florida 34223

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for SinoFresh Healthcare, Inc., a Florida corporation (the "Company"), and are rendering this opinion in connection with the proposed issuance of up to 950,000 shares (the "Shares")of common stock, no par value, of the Company (the "Common Stock"), as compensation for legal services rendered by David Otto and the Otto Law Group (as more described in the Settlement Agreement dated December 9, 2005 with David Otto and the Otto Law Group), and as compensation for services rendered by the following persons in their capacities as officers, directors and employee of the Company-- Charles Fust, Scott Klein, William Wilferth, Michael Gillette, Stacey Fust, Stephen Bannon, David Otto and Robert DuPont.

In furnishing this opinion, we have examined such documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company, as we have deemed necessary and appropriate to provide a basis for the opinions set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that, when issued in the manner proposed by the Company, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

For purposes of this opinion, we do not purport to be an expert on the laws of any jurisdiction other than the corporate laws of the State of Florida and the federal laws of the United States, and we express no opinion herein as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider ourselves an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

Shutts & Bowen LLP